Exhibit 10.12

ULTRAGENYX PHARMACEUTICAL INC.

AMENDMENT TO THE

2011 EQUITY INCENTIVE PLAN

This AMENDMENT (this “Amendment”) to the 2011 Equity Incentive Plan (the “Plan”), of Ultragenyx Pharmaceutical Inc. (the “Company”), is being adopted by the Board of Directors, by unanimous written consent in lieu of a special meeting dated as of December 14, 2012, and by the stockholders of the Company, by written consent dated as of December 14, 2012, such amendment to be effective contingent upon the closing of the sale and issuance of shares of Series B Preferred Stock pursuant to that certain Series B Preferred Stock Purchase Agreement, dated as of December 18, 2012, by and between the Company and the investors named therein. The Plan is hereby amended as follows:

1. Section 3.1(a) of the Plan is hereby amended in its entirety as follows: “Subject to Article 11, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be 10,469,827 Shares.”

Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Plan are hereby ratified and confirmed and shall remain in full force and effect. The Plan and this Amendment shall be read and construed together as a single instrument.

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